Exhibit 99.1

Urban Edge Properties		For additional information:
888 Seventh Avenue		Mark Langer, EVP and
New York, NY 10019		Chief Financial Officer
212-956-2556

FOR IMMEDIATE RELEASE:

Urban Edge Properties Reports First Quarter 2020 Results

NEW YORK, NY, April 29, 2020 - Urban Edge Properties (NYSE: UE) (the "Company") today announced its results for the quarter ended March 31, 2020.
"As the situation related to the COVID-19 pandemic continues to rapidly evolve, our focus remains on the health and safety of our employees, our tenants, the communities in which we operate, and UE’s stakeholders,” said Jeff Olson, Chairman and Chief Executive Officer. “We thank everyone who is on the frontlines and performing essential work during this challenging time. We also appreciate the outstanding dedication and effort of our entire team in all they are doing, both for UE and for our local communities."
"Looking ahead, our strong balance sheet, significant liquidity of $1 billion and low leverage structure consisting of single asset, non-recourse mortgages on only 32 of our 78 properties position us well to weather the disruption in our sector. We have a strong and diversified tenant base that is anchored by high-volume, value and essential retailers. Our experienced management team is cycle-tested, having been through many downturns, and is tackling the challenges in front of us, while taking prudent steps to preserve liquidity, reduce expenses and best position the Company for the long term," Mr. Olson concluded.
Financial Results(1)(2)

•	Generated net income of $51.3 million, or $0.40 per diluted share, for the first quarter of 2020 compared to net income of $27.9 million, or $0.22 per diluted share, for the first quarter of 2019.

•
Generated Funds from Operations applicable to diluted common shareholders ("FFO") of $34.8 million, or $0.27 per share, for the quarter compared to $36.5 million, or $0.29 per share, for the first quarter of 2019.

•	Generated FFO as Adjusted of $34.9 million, or $0.28 per share, for the quarter compared to $37.1 million, or $0.29 per share, for the first quarter of 2019.
Operating Results(1)(3)

•
Reported a decline of 0.7% in same-property cash Net Operating Income ("NOI") including properties in redevelopment compared to the first quarter of 2019. This metric was negatively impacted by 230 basis points due to an increase in bad debt expense.

•
Reported a decline of 1.1% in same-property cash NOI excluding properties in redevelopment compared to the first quarter of 2019. This metric was negatively impacted by 240 basis points due to an increase in bad debt expense.

•	Reported same-property portfolio occupancy of 93.4%, an increase of 30 basis points compared to December 31, 2019 and a decrease of 100 basis points compared to March 31, 2019.

•	Reported consolidated portfolio occupancy of 92.8%, a decrease of 10 basis points compared to December 31, 2019 and a decrease of 110 basis points compared to March 31, 2019.

•
Executed 34 new leases, renewals and options totaling 588,000 square feet ("sf") during the quarter. Same-space leases totaled 586,000 sf and generated average rent spreads of 19.1% on a GAAP basis and 9.2% on a cash basis.

Balance Sheet and Liquidity(1)(4)(5)
The Company maintains one of the strongest and most liquid balance sheets in the sector. The Company has $643 million of cash on hand and 46 unencumbered properties that generated approximately $20 million of NOI in the first quarter, providing significant liquidity to navigate the evolving market environment. In addition, other than its line of credit, the Company’s outstanding indebtedness is made up entirely of 32 separate non-recourse mortgages aggregating $1.6 billion which provide flexibility on an asset-by-asset basis.

Balance sheet highlights as of March 31, 2020, include:

•	Total liquidity of approximately $1 billion, comprising $643 million of cash on hand and $350 million available under our revolving credit agreement.

•	In March, the Company drew $250 million on its $600 million revolving credit facility, which does not expire until 2024.

•	Net debt to Adjusted Earnings before interest, tax, depreciation and amortization for real estate ("EBITDAre") of 5.9x.

•	Total market capitalization of approximately $3.0 billion, comprised of 122.9 million fully-diluted common shares valued at $1.1 billion and $1.9 billion of debt.

•	Net debt to total market capitalization of 42%.

Development and Redevelopment
During the quarter, the Company executed a lease with ShopRite at Huntington Commons and leases with Bed Bath & Beyond and buybuy Baby at Plaza at Woodbridge.
The Company has $52.8 million of active redevelopment projects under way, of which $16 million remains to be funded. These projects are expected to generate an 8% unleveraged yield.
The Company’s previously communicated plan to spend approximately $100 to $125 million annually over the next three years on redevelopment initiatives is being reevaluated. The Company is under no obligation to execute and fund any of the projects currently identified in its redevelopment pipeline. The Company has updated many of its active project stabilization dates to reflect the impact of the COVID-19 outbreak on its contractors, tenants and vendors.

Acquisition and Disposition Activity
In February, the Company acquired Kingswood Center and Kingswood Crossing for $165 million. The properties are located along Kings Highway in the Midwood neighborhood of Brooklyn, NY. The properties encompass more than 335,000 sf, including 106,000 sf of retail space anchored by leading retailers including TJ Maxx, Target and Marshalls, and 133,000 sf of Class A office space. The retail space is 100% occupied and the office space is 65% occupied. The properties include over 250 below grade parking spaces, across 98,000 sf, and the potential to add up to 60,000 sf of office or residential development. As part of the acquisitions, the Company assumed a $65.5 million mortgage that matures in 2028.
During the quarter, the Company sold three non-core properties for $61 million. The weighted average cap rate on properties sold during the quarter was approximately 7.6%.
Proceeds from the dispositions, in addition to proceeds generated from some of the Company’s non-core asset sales in 2019, were used to acquire Kingswood Center and Kingswood Crossing via 1031 exchanges and allowed for the deferral of capital gains resulting from these sales.

Financing and Investing Activities
During the quarter, the Company’s Board of Trustees authorized a share repurchase program for up to $200 million of the Company’s common shares. Total purchases made under the program to date aggregate 5.9 million common shares at a weighted average share price of $9.22 for a total of $54.1 million.

Dividend Policy
As a result of COVID-19 and the future uncertainties it has generated, the Company has temporarily suspended quarterly dividend distributions. The Company’s Board of Trustees will continue to monitor the Company’s financial performance and economic outlook and, at a later date, intends to reinstate a regular quarterly dividend of at least the amount required to continue qualifying as a REIT for US federal income tax purposes.

COVID-19 Business Update
As of April 27, 2020, the Company has collected 56% of April 2020 base rents and monthly tenant expense reimbursements and 55% of the portfolio’s gross leasable area (46% as measured by annualized base rent ("ABR")) remained open for business. The Company has evaluated all of the tenant categories that comprise total ABR and believes that approximately 42% is derived from essential businesses. Additional information related to the COVID-19 outbreak is included in the quarterly supplemental disclosure package which can be found on the Company's website (www.uedge.com).

(1) Refer to "Non-GAAP Financial Measures" and "Operating Metrics" for definitions and additional detail.
(2) Refer to page 8 for a reconciliation of net income to FFO and FFO as Adjusted for the quarter ended March 31, 2020.
(3) Refer to page 9 for a reconciliation of net income to Cash NOI and Same-Property Cash NOI for the quarter ended March 31, 2020.
(4) Refer to page 10 for a reconciliation of net income to EBITDAre and annualized Adjusted EBITDAre for the quarter ended March 31, 2020.
(5) Net debt as of March 31, 2020 is calculated as total consolidated debt of $1.9 billion less total cash and cash equivalents, including restricted cash, of $642.6 million.

Non-GAAP Financial Measures
The Company uses certain non-GAAP performance measures, in addition to the primary GAAP presentations, as we believe these measures improve the understanding of the Company's operational results. We continually evaluate the usefulness, relevance, limitations, and calculation of our reported non-GAAP performance measures to determine how best to provide relevant information to the investing public, and thus such reported measures are subject to change. The Company's non-GAAP performance measures have limitations as they do not include all items of income and expense that affect operations, and accordingly, should always be considered as supplemental financial results. The following non-GAAP measures are commonly used by the Company and investing public to understand and evaluate our operating results and performance:

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FFO: The Company believes FFO is a useful, supplemental measure of its operating performance that is a recognized metric used extensively by the real estate industry and, in particular real estate investment trusts ("REITs"). FFO, as defined by the National Association of Real Estate Investment Trusts ("Nareit") and the Company, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable real estate and land when connected to the main business of a REIT, impairments on depreciable real estate or land related to a REIT's main business and rental property depreciation and amortization expense. The Company believes that financial analysts, investors and shareholders are better served by the presentation of comparable period operating results generated from FFO primarily because it excludes the assumption that the value of real estate assets diminishes predictably. FFO does not represent cash flows from operating activities in accordance with GAAP, should not be considered an alternative to net income as an indication of our performance, and is not indicative of cash flow as a measure of liquidity or our ability to make cash distributions.

•
FFO as Adjusted: The Company provides disclosure of FFO as Adjusted because it believes it is a useful supplemental measure of its core operating performance that facilitates comparability of historical financial periods. FFO as Adjusted is calculated by making certain adjustments to FFO to account for items the Company does not believe are representative of ongoing core operating results, including non-comparable revenues and expenses. The Company's method of calculating FFO as Adjusted may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

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Cash NOI: The Company uses cash NOI internally to make investment and capital allocation decisions and to compare the unlevered performance of our properties to our peers. The Company believes cash NOI is useful to investors as a performance measure because, when compared across periods, cash NOI reflects the impact on operations from trends in occupancy rates, rental rates, operating costs and acquisition and disposition activity on an unleveraged basis, providing perspective not immediately apparent from net income. The Company calculates cash NOI using net income as defined by GAAP reflecting only those income and expense items that are incurred at the property level, adjusted for non-cash rental income and expense, and income or expenses that we do not believe are representative of ongoing operating results, if any. In addition, the Company uses cash NOI margin, calculated as cash NOI divided by total revenue, which the Company believes is useful to investors for similar reasons.

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Same-property Cash NOI: The Company provides disclosure of cash NOI on a same-property basis, which includes the results of properties that were owned and operated for the entirety of the reporting periods being compared, which total 73 properties for the quarters ended March 31, 2020 and 2019. Information provided on a same-property basis excludes properties under development, redevelopment or that involve anchor repositioning where a substantial portion of the gross leasable area ("GLA") is taken out of service and also excludes properties acquired or sold during the periods being compared. As such, same-property cash NOI assists in eliminating disparities in net income due to the development, redevelopment, acquisition or disposition of properties during the periods presented, and thus provides a more consistent performance measure for the comparison of the operating performance of the Company's properties. While there is judgment surrounding changes in designations, a property is removed from the same-property pool when it is designated as a redevelopment property because it is undergoing significant renovation or retenanting pursuant to a formal plan that is expected to have a significant impact on its operating income. A development or redevelopment property is moved back to the same-property pool once a substantial portion of the NOI growth expected from the development or redevelopment is reflected in both the current and comparable prior year period, generally one year after at least 80% of the expected NOI from the project is realized on a cash basis. Acquisitions are moved into the same-property pool once we have owned the property for the entirety of the comparable periods and the property is not under significant development or redevelopment. The Company has also provided disclosure of cash NOI on a same-property basis adjusted to include redevelopment properties. Same-property cash NOI may include other adjustments as detailed in the Reconciliation of Net Income to cash NOI and same-property cash NOI included in the tables accompanying this press release.

•
EBITDAre and Adjusted EBITDAre: EBITDAre and Adjusted EBITDAre are supplemental, non-GAAP measures utilized by us in various financial ratios. The White Paper on EBITDAre, approved by Nareit's Board of Governors in September 2017, defines EBITDAre as net income (computed in accordance with GAAP), adjusted for interest expense, income tax expense, depreciation and amortization, losses and gains on the disposition of depreciated property, impairment write-downs of depreciated property and investments in unconsolidated joint ventures, and adjustments to reflect the entity's share of EBITDAre of unconsolidated joint ventures. EBITDAre and Adjusted EBITDAre are presented to assist investors in the evaluation of REITs, as a measure of the Company's operational performance as they exclude various items that do not relate to or are not indicative of our operating performance and because they approximate key performance measures in our debt covenants. Accordingly, the Company believes that the use of EBITDAre and Adjusted EBITDAre, as opposed to income before income taxes, in various ratios provides meaningful performance measures related to the Company's ability to meet various coverage tests for the stated periods. Adjusted EBITDAre may include other adjustments not indicative of operating results as detailed in the Reconciliation of Net Income to EBITDAre and Adjusted EBITDAre included in the tables accompanying this press release. The Company also presents the ratio of net debt (net of cash) to annualized Adjusted EBITDAre as of March 31, 2020, and net debt (net of cash) to total market capitalization, which it believes is useful to investors as a supplemental measure in evaluating the Company's balance sheet leverage. The presentation of EBITDAre and Adjusted EBITDAre is consistent with EBITDA and Adjusted EBITDA as presented in prior periods.

The Company believes net income is the most directly comparable GAAP financial measure to the non-GAAP performance measures outlined above. Reconciliations of these measures to net income have been provided in the tables accompanying this press release.

Operating Metrics

The Company presents certain operating metrics related to our properties, including occupancy, leasing activity and rental rates. Operating metrics are used by the Company and are useful to investors in facilitating an understanding of the operational performance for our properties.

Occupancy metrics represent the percentage of occupied gross leasable area based on executed leases (including properties in development and redevelopment) and include leases signed, but for which rent has not yet commenced. Same-property portfolio occupancy includes properties that have been owned and operated for the entirety of the reporting periods being compared, which total 73 properties for the quarters ended March 31, 2020 and 2019. Occupancy metrics presented for the Company's same-property portfolio excludes properties under development, redevelopment or that involve anchor repositioning where a substantial portion of the gross leasable area is taken out of service and also excludes properties acquired within the past 12 months or properties sold during the periods being compared.

Executed new leases, renewals and exercised options are presented on a same-space basis. Same-space leases represent those leases signed on spaces for which there was a previous lease.

ADDITIONAL INFORMATION
For a copy of the Company’s supplemental disclosure package, please access the "Investors" section of our website at www.uedge.com. Our website also includes other financial information, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports.

ABOUT URBAN EDGE
Urban Edge Properties is a NYSE listed real estate investment trust focused on managing, acquiring, developing, and redeveloping retail real estate in urban communities, primarily in the New York metropolitan region. Urban Edge owns 78 properties totaling 15.1 million square feet of gross leasable area.

FORWARD-LOOKING STATEMENTS
Certain statements contained in this Press Release constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of future performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Our actual future results, financial condition and business may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this Press Release. Many of the factors that will determine the outcome of forward-looking statements are beyond our ability to control or predict and include, among others: (i) the economic, political and social impact of, and uncertainty relating to, the COVID-19 pandemic, including (a) the effectiveness or lack of effectiveness of governmental relief in providing assistance to large and small businesses, particularly our retail tenants, that have suffered significant declines in revenues as a result of mandatory business shut-downs, “shelter-in-place” or “stay-at-home” orders and social distancing practices, as well as to individuals adversely impacted by the COVID-19 pandemic, (b) the duration of any such orders or other formal recommendations for social distancing and the speed and extent to which revenues of our retail tenants recover following the lifting of any such orders or recommendations, (c) the potential impact of any such events on the obligations of the Company’s tenants to make rent and other payments or honor other commitments under existing leases, (d) the potential adverse impact on returns from redevelopment projects, and (e) the broader impact of the severe economic contraction and increase in unemployment that has occurred in the short term and negative consequences that will occur if these trends are not quickly reversed; (ii) the loss or bankruptcy of major tenants, particularly in light of the adverse impact to the financial health of many retailers that has occurred and continues to occur as a result of the COVID-19 pandemic; (iii) the ability and willingness of the Company’s tenants to renew their leases with the Company upon expiration, the Company’s ability to re-lease its properties on the same or better terms, or at all, in the event of non-renewal or in the event the Company exercises its right to replace an existing tenant, particularly, in light of the adverse impact to the financial health of many retailers that has occurred and continues to occur as a result of the COVID-19 pandemic and the significant uncertainty as to when and the conditions under which potential tenants will be able to operate physical retail locations in future; (iv) the impact of e-commerce on our tenants’ business; (v) macroeconomic conditions, such as a disruption of, or lack of access to the capital markets, as well as the recent significant decline in the Company’s share price from prices prior to the spread of the COVID-19 pandemic; (vi) the Company’s success in implementing its business strategy and its ability to identify, underwrite, finance, consummate and integrate diversifying acquisitions and investments; (vii) changes in general economic conditions or economic conditions in the markets in which the Company competes, and their effect on the Company’s revenues, earnings and funding sources, and on those of its tenants; (viii) increases in the Company’s borrowing costs as a result of changes in interest rates and other factors, including the potential phasing out of LIBOR after 2021; (ix) the Company’s ability to pay down, refinance, restructure or extend its indebtedness as it becomes due and potential limitations on the Company’s ability to borrow funds under its existing credit facility as a result of covenants relating to the Company’s financial results in the second quarter of 2020 or future quarters; (x) potentially higher costs associated with the Company’s development, redevelopment and anchor repositioning projects, and the Company’s ability to lease the properties at projected rates; (xi) the Company’s liability for environmental matters; (xii) damage to the Company’s properties from catastrophic weather and other natural events, and the physical effects of climate change; (xiii) the Company’s ability and willingness to maintain its qualification as a REIT in light of economic, market, legal, tax and other considerations; (xiv) information technology security breaches; and (xv) the loss of key executives. For further discussion of factors that could materially affect the outcome of our forward-looking statements, see “Risk Factors” in Part I, Item 1A, of our Annual Report on Form 10-K for the year ended December 31, 2019 and the other documents filed by the Company with the Securities and Exchange Commission.

For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date of this Press Release. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances occurring after the date of this Press Release.

URBAN EDGE PROPERTIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	March 31,	December 31,
	2020	2019
ASSETS
Real estate, at cost:
Land	$529,809	$515,621
Buildings and improvements	2,336,405	2,197,076
Construction in progress	28,629	28,522
Furniture, fixtures and equipment	7,016	7,566
Total	2,901,859	2,748,785
Accumulated depreciation and amortization	(686,139)	(671,946)
Real estate, net	2,215,720	2,076,839
Right-of-use assets	79,962	81,768
Cash and cash equivalents	622,667	432,954
Restricted cash	19,976	52,182
Tenant and other receivables	19,006	21,565
Receivable arising from the straight-lining of rents	74,348	73,878
Identified intangible assets, net of accumulated amortization of $32,359 and $30,942, respectively	59,810	48,121
Deferred leasing costs, net of accumulated amortization of $16,291 and $16,560, respectively	21,105	21,474
Deferred financing costs, net of accumulated amortization of $4,008 and $3,765, respectively	3,634	3,877
Prepaid expenses and other assets	27,372	33,700
Total assets	$3,143,600	$2,846,358

LIABILITIES AND EQUITY
Liabilities:
Mortgages payable, net	$1,616,853	$1,546,195
Unsecured credit facility borrowings	250,000	—
Lease liabilities	78,334	79,913
Accounts payable, accrued expenses and other liabilities	69,350	76,644
Identified intangible liabilities, net of accumulated amortization of $65,074 and $62,610, respectively	130,840	128,830
Total liabilities	2,145,377	1,831,582
Commitments and contingencies
Shareholders’ equity:
Common shares: $0.01 par value; 500,000,000 shares authorized and 117,956,031 and 121,370,125 shares issued and outstanding, respectively	1,179	1,213
Additional paid-in capital	986,489	1,019,149
Accumulated deficit	(30,243)	(52,546)
Noncontrolling interests:
Operating partnership	40,374	46,536
Consolidated subsidiaries	424	424
Total equity	998,223	1,014,776
Total liabilities and equity	$3,143,600	$2,846,358

URBAN EDGE PROPERTIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share amounts)

	Quarter Ended March 31,
	2020	2019
REVENUE
Rental revenue	$93,000	$97,308
Management and development fees	314	352
Other income	46	72
Total revenue	93,360	97,732
EXPENSES
Depreciation and amortization	23,471	21,830
Real estate taxes	14,966	15,477
Property operating	14,537	17,061
General and administrative	9,847	10,580
Casualty and impairment loss	—	3,958
Lease expense	3,434	3,655
Total expenses	66,255	72,561
Gain on sale of real estate	39,775	16,953
Interest income	1,683	2,506
Interest and debt expense	(17,175)	(16,536)
Income before income taxes	51,388	28,094
Income tax expense	(100)	(202)
Net income	51,288	27,892
Less net income attributable to noncontrolling interests in:
Operating partnership	(2,308)	(2,355)
Consolidated subsidiaries	—	—
Net income attributable to common shareholders	$48,980	$25,537

Earnings per common share - Basic:	$0.40	$0.22
Earnings per common share - Diluted:	$0.40	$0.22
Weighted average shares outstanding - Basic	120,966	116,274
Weighted average shares outstanding - Diluted	121,051	126,504

Reconciliation of Net Income to FFO and FFO as Adjusted

The following table reflects the reconciliation of net income to FFO and FFO as Adjusted for the quarters ended March 31, 2020 and 2019, respectively. Net income is considered the most directly comparable GAAP measure. Refer to "Non-GAAP Financial Measures" on page 3 for a description of FFO and FFO as Adjusted.

	Quarter Ended March 31,
	2020	2019
Net income	$51,288	$27,892
Less net income attributable to noncontrolling interests in:
Operating partnership	(2,308)	(2,355)
Consolidated subsidiaries	—	—
Net income attributable to common shareholders	48,980	25,537
Adjustments:
Rental property depreciation and amortization	23,281	21,623
Gain on sale of real estate	(39,775)	(16,953)
Real estate impairment loss	—	3,958
Limited partnership interests in operating partnership	2,308	2,355
FFO Applicable to diluted common shareholders	34,794	36,520
FFO per diluted common share(1)	0.27	0.29
Adjustments to FFO:
Transaction, severance and other expenses	126	248
Executive transition costs	—	375
Tenant bankruptcy settlement income	—	(27)
FFO as Adjusted applicable to diluted common shareholders	$34,920	$37,116
FFO as Adjusted per diluted common share(1)	$0.28	$0.29

Weighted Average diluted common shares(1)	126,756	126,504
(1) Weighted average diluted shares used to calculate FFO per share and FFO as Adjusted per share for the quarter ended March 31, 2020 are higher than the GAAP weighted average diluted shares as a result of the dilutive impact of LTIP and OP units which may be redeemed for our common shares.

Reconciliation of Net Income to Cash NOI and Same-Property Cash NOI

The following table reflects the reconciliation of net income to cash NOI, same-property cash NOI and same-property cash NOI including properties in redevelopment for the quarters ended March 31, 2020 and 2019, respectively. Net income is considered the most directly comparable GAAP measure. Refer to "Non-GAAP Financial Measures" on page 3 for a description of cash NOI and same-property cash NOI.

	Quarter Ended March 31,
(Amounts in thousands)	2020	2019
Net income	$51,288	$27,892
Management and development fee income from non-owned properties	(314)	(352)
Other expense	255	230
Depreciation and amortization	23,471	21,830
General and administrative expense	9,847	10,580
Casualty and impairment loss(1)	—	3,958
Gain on sale of real estate	(39,775)	(16,953)
Interest income	(1,683)	(2,506)
Interest and debt expense	17,175	16,536
Income tax expense	100	202
Non-cash revenue and expenses	(2,695)	(2,074)
Cash NOI	57,669	59,343
Adjustments:
Non-same property cash NOI(2)	(3,113)	(4,183)
Tenant bankruptcy settlement income and lease termination income	(3)	(27)
Same-property cash NOI	$54,553	$55,133
Cash NOI related to properties being redeveloped	696	524
Same-property cash NOI including properties in redevelopment	$55,249	$55,657
(1) The quarter ended March 31, 2019 reflects a real estate impairment charge recognized on our property in Westfield, NJ.
(2) Non-same property cash NOI includes cash NOI related to properties being redeveloped and properties acquired or disposed in the period.

Reconciliation of Net Income to EBITDAre and Adjusted EBITDAre

The following table reflects the reconciliation of net income to EBITDAre and Adjusted EBITDAre for the quarters ended March 31, 2020 and 2019, respectively. Net income is considered the most directly comparable GAAP measure. Refer to "Non-GAAP Financial Measures" on page 3 for a description of EBITDAre and Adjusted EBITDAre.

	Quarter Ended March 31,
(Amounts in thousands)	2020	2019
Net income	$51,288	$27,892
Depreciation and amortization	23,471	21,830
Interest and debt expense	17,175	16,536
Income tax expense	100	202
Gain on sale of real estate	(39,775)	(16,953)
Real estate impairment loss	—	3,958
EBITDAre	52,259	53,465
Adjustments for Adjusted EBITDAre:
Transaction, severance and other expenses	126	248
Executive transition costs	—	375
Tenant bankruptcy settlement income	—	(27)
Adjusted EBITDAre	$52,385	$54,061